U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940
                   ------------------------------------------

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Amidex Funds, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

1432 Catlin Way
Dresher, PA  19015

Telephone Number (including area code):  (215) 628-4206

Name and address of agent for service of process:

Terence P. Smith
The Declaration Group
555 North Lane, Suite 6160
Conshohocken, PA 19428

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[ X ] Yes     [   ] No

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Dresher and the state of Pennsylvania on the 30th day of November, 1998.

                                                 /s/ Clifford A. Goldstein
                                                 Clifford A. Goldstein
                                                 President

Attest:  /s/